UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2007

UNITED COMPANIES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28321	88-0374969
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311
(Address of Principal Executive Office) (Zip Code)

(954) 462-5570
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets; Item 3.02 Unregistered Sales of Equity Securities

Effective February 22, 2007, the Company's wholly owned subsidiary, Trebor Industries, Inc., entered into a Purchase and Sale Agreement with GKR Associates, LLC pursuant to which the Company acquired the property and facilities, which contain its executive offices. The property and facilities were purchased for $1,100,000 and 4,444,000 shares of restricted common stock of the Company. The Company financed the majority of the purchase price under a 15-year mortgage for $1,000,000. The current interest rate on the mortgage is 6.99%. The Company also issued a promissory note for $100,000 of the purchase price, which is payable over 60-months at 6.99% annual interest. The promissory note provides for a late charge of 10% due on any payment not received within five business days of payment date. The promissory note is further secured by a second mortgage on the property. The shares were valued at $0.0225 per share. The Company's Chief Executive Officer and majority shareholder is a member of GKR. The Company received an independent appraisal which valued the property and facilities at approximately $1,200,000.

The shares and promissory note issued to GKR were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The shares contain a legend restricting their transferability absent registration or applicable exemption. Subsequent to the closing of the Purchase and Sale Agreement, the shares issued to GKR were distributed to its shareholders. The Company's Chief Executive Officer and majority shareholder received 1,481,333 shares pursuant to the distribution.

Item 7.01. Regulation FD Disclosure

A copy of the Company’s press release regarding the foregoing is filed herewith with respect to all matters contained therein.

Item 9.01. Financial Statements and Exhibits

(b) Exhibits

10.1 Agreement for Purchase and Sale dated February 21, 2007 (to be filed by amendment)

10.2 Promissory Note in the Principal Amount of $100,000 dated February 22, 2007

99.1 Copy of Press Release of the Company dated February 28, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED COMPANIES CORPORATION

Date: March 23, 2007	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer